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                                                                    Exhibit 99.1


                   PIXTECH AWARDED $6.3 MILLION DARPA PROGRAM
    - Continued Development of a 12.1-inch Field Emission Displays Program -

FOR RELEASE: April 3, 2000

Boise, Idaho, April 3, 2000 - PixTech, Inc. (NASDAQ/NM and EASDAQ: PIXT) today announced that it has been awarded a development contract by DARPA (Defense Advanced Research Projects Agency). Under the terms of the contract, PixTech will receive approximately $6.3 million for the development and demonstration of a full color, full video rate, 12.1-inch Field Emission Display. After delivery the displays will undergo testing and evaluation for use in U.S. military vehicles.

This funding is in addition to and a continuation of the existing contract, which was transferred from Micron Technology, Inc. to PixTech in August of 1999. PixTech's field emission displays offer a lightweight, low power, durable display solution that provides enhanced viewing features to the end user. Dieter Mezger, PixTech's President and CEO stated, "PixTech has already delivered the 12.1-inch monochrome displays under the existing DARPA contract and we are excited to be continuing the program, which promotes advancements in technologies that will benefit the United States Armed Forces".

ABOUT PIXTECH, INC.

PixTech designs, develops and manufactures field emission displays (FEDs), a new type of flat-panel display. The Company operates a flat-panel display pilot manufacturing facility in Montpellier, France, an R&D facility in Boise, Idaho, and offices in Boise (Idaho), Santa Clara (California), and Rousset (France). PixTech is currently developing high-volume manufacturing capabilities for its FEDs in Taiwan under a contract manufacturing arrangement with Unipac, a Taiwanese AM-LCD manufacturer. PixTech has also established a marketing partnership with Sumitomo Corporation, the exclusive distributor in Japan.

More information is available from the Company's web site at http://www.pixtech.com Statements that are not historical facts, including statements about PixTech's confidence and strategies, the development of new or existing products, technologies and opportunities, marked demand or acceptance of new or existing products are forward-looking statements that involve risks and uncertainties. These uncertainties include, but are not limited to, the risk associated with transitioning to high volume manufacturing of FED displays at Unipac, product demand and market acceptance risks, commitment of Unipac and / or of PixTech licensees, ability of the Company to grant other licenses under FED technology, validity and enforceability of PixTech's patent rights, infringement by PixTech of other patent rights, impact of competitive product and prices, product development, commercialization or technological delays or difficulties, trade, legal, social and economic risks detailed in PixTech's Securities and Exchange Commission filing including its form 10-K for the year 1999 and any subsequent filings.